Exhibit 5.1

The Doney Law Firm Securities & Corporate Law	Scott P. Doney, Esq. 3651 Lindell Rd Ste D121 Las Vegas, NV 89103 702.982.5686 scott@doneylawfirm.com

July 1, 2026

Cyber Enviro-Tech, Inc.

6991 E. Camelback Road, Suite D-300

Scottsdale, AZ 85251

Re: Registration Statement on Form S-1 of Cyber Enviro-Tech, Inc.

Ladies and Gentlemen:

We have acted as counsel to Cyber Enviro-Tech, Inc., a Wyoming corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale by the selling stockholders named therein of up to an aggregate of 33,083,333 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of:

(i) up to 28,000,000 shares of Common Stock issuable to Monroe Street Capital Partners, LP (“Monroe Capital”), including (a) up to 25,000,000 shares (the “Purchase Shares”) that may be issued to Monroe Capital from time to time pursuant to the Equity Purchase Agreement, dated as of March 20, 2026 (the “Equity Purchase Agreement”), by and between the Company and Monroe Capital, and (b) 3,000,000 shares (the “Initial Commitment Shares”) issued to Monroe Capital as payment of the facility fee under the Equity Purchase Agreement; and

(ii) up to 5,083,333 shares of Common Stock consisting of (a) up to 2,750,000 shares (the “Note Shares”) issuable upon conversion of three unsecured convertible promissory notes with an aggregate principal amount of $275,000 issued pursuant to three Securities Purchase Agreements dated March 17, 2026, March 20, 2026, and April 9, 2026, (b) up to 1,833,333 shares (the “Warrant Shares”) issuable upon exercise of the related common stock purchase warrants, and (c) 500,000 shares (the “Note Commitment Shares”) issued in connection with the same Securities Purchase Agreements.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

  the Registration Statement (including the prospectus contained therein);
  the Articles of Incorporation of the Company, as amended;
  the Bylaws of the Company, as amended;
  the Equity Purchase Agreement, dated as of March 20, 2026, by and between the Company and Monroe Street Capital Partners, LP;
  the Registration Rights Agreement, dated as of March 20, 2026, by and between the Company and Monroe Street Capital Partners, LP;
  the three Securities Purchase Agreements, dated March 17, 2026, March 20, 2026, and April 9, 2026;
  the three Convertible Promissory Notes issued pursuant to the Securities Purchase Agreements;
  the three Common Stock Purchase Warrants issued pursuant to the Securities Purchase Agreements; and
  certain resolutions of the Board of Directors of the Company authorizing the transactions relating to the foregoing agreements.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies, and the due authorization, execution and delivery of all documents by all parties other than the Company. We have also assumed the accuracy of the factual matters set forth in the documents we have reviewed.

We are not admitted to practice law in the State of Wyoming. Our opinions expressed herein are limited to the laws of the State of Nevada and the federal laws of the United States of America. In rendering such opinions, we have assumed that the laws of the State of Wyoming are the same as the laws of the State of Nevada in all material respects. We express no opinion as to the laws of any jurisdiction other than the State of Nevada and the United States of America.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

  The Initial Commitment Shares issuable under the Equity Purchase Agreement have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the Equity Purchase Agreement, will be validly issued, fully paid and non-assessable.
  The Purchase Shares issuable in accordance with the Equity Purchase Agreement have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of the Equity Purchase Agreement, will be validly issued, fully paid and non-assessable.
  The Note Shares issuable upon conversion of the three Convertible Promissory Notes have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the Convertible Promissory Notes, will be validly issued, fully paid and non-assessable.
  The Warrant Shares issuable upon exercise of the three Common Stock Purchase Warrants have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the Common Stock Purchase Warrants, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the laws of the State of Nevada and the federal laws of the United States of America. We assume no obligation to revise or supplement this opinion letter if any applicable laws change after the date hereof. We express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities laws or regulations.

This opinion letter is issued as of the date hereof. We assume no obligation to update or supplement this opinion if any facts or circumstances change after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The Doney Law Firm

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Scott Doney, Esq.